EXHIBIT 99.1

DISCOVER FINANCIAL SERVICES NAMES ADDITIONAL BOARD DIRECTOR, DECLARES QUARTERLY DIVIDEND

Riverwoods, IL, Sept. 16, 2008 - Discover Financial Services (NYSE:DFS) today announced that Thomas G. Maheras has joined Discover's Board of Directors.

Maheras was with Citi for 23 years and has extensive banking and capital markets experience. Prior to leaving Citi, he was chairman and co-CEO of Citi markets and banking.

"Tom's expertise in global capital markets complements the diverse talent of our board," said Discover CEO David Nelms.

Maheras was formerly chairman of the U.S. Treasury Department Borrowing Advisory Committee and a director of the Securities Industry and Financial Markets Association.

He is a member of the Board of Trustees of Carnegie Hall and a member of the Business Advisory Council for the Mendoza College of Business at the University of Notre Dame, where he received a degree in finance.

The company also announced that its board has declared a quarterly cash dividend of $.06 per share, payable on Oct. 22, 2008, to stockholders of record at the close of business on Oct. 1, 2008.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America's cash rewards pioneer. Since its inception in 1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com